SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                   FORM S-8
                       REGISTRATION STATEMENT UNDER THE
                            SECURITIES ACT OF 1933

                              DST SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)

       DELAWARE                                     43-1581814
 (State of Incorporation)                 (I.R.S. Employer Identification No.)

                 1055 Broadway, Kansas City, Missouri   64105
                   (Address of  Principal Executive  Office)

        DST SYSTEMS, INC. 1995 STOCK OPTION AND PERFORMANCE AWARD PLAN
                           (Full title of the plan)

                           ROBERT C. CANFIELD, ESQ.
             Senior Vice President, General Counsel and Secretary
                              DST Systems, Inc.
                                1055 Broadway
                         Kansas City, Missouri 64105
                                (816) 435-6568
          (Name, address and telephone number of agent for service)

                                   Copy to:
                             JOHN F. MARVIN, ESQ.
                             DIANE M. BONO, ESQ.
                            Watson & Marshall L.C.
                              1010 Grand Avenue
                       Kansas City, Missouri 64106-2271

  CALCULATION OF REGISTRATION FEE
  Title of       Amount              Proposed  Proposed       Amount of
  securities to  to be               maximum   maximum        registration
  be registered  registered <F1>     offering  aggregate      fee <F2>
                                     price per offering
                                     share     price
  Common Stock
  $0.01 par
  value          2,238,800 <F2>      $21.00     $47,014,800.00     $16,213
                    16,000 <F2>      $32.69        $523,040.00        $181
                    29,500 <F2>      $35.5625    $1,049,093.75        $362
                    16,000 <F2>      $35.3125      $565,000.00        $195
                 3,699,700 <F2>      $34.6875  $128,333,343.75     $44,254

                                               $177,485,277.50     $61,205

  <F1>
  Also registered hereunder are an indeterminate number of additional shares that may be necessary to adjust the number of shares issuable pursuant to the DST Systems, Inc. 1995 Stock Option and Performance Award Plan as the result of any stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Company.

  <F2>
  The amount of the registration fee is estimated in accordance with Rule 457(h). It was assumed that 2,238,800 shares, as to which options have been granted and have not been cancelled or otherwise forfeited, would be purchased at the option price specified for such shares of $21.00 per share. It was assumed that 16,000 shares, as to which options have been granted, would be purchased at the option price specified for such shares of $32.69 per share. It was assumed that 29,500 shares, as to which options have been granted, would be purchased at the option price specified for such shares of $35.5625 per share. It was assumed that 16,000 shares, as to which options have been granted, would be purchased at the option price specified for such shares of $35.3125 per share. The price per share of 3,699,700 shares, which have not been issued or granted under the DST Systems, Inc. 1995 Stock Option and Performance Award Plan is estimated to be $34.6875 (the average of the high and low prices of the Registrant's Common Stock on May 16, 1996, as reported by the New York Stock Exchange).

                     The index to Exhibits is on page 10.

                                   Part II

              Information Required in the Registration Statement

  Item 3.   Incorporation of Documents by Reference.

       The following documents  heretofore filed by DST Systems,  Inc. (the
  "Company")   with   the   Securities   and   Exchange   Commission   (the
  "Commission") are incorporated herein by reference:

       (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (Commission File No. 1-14036);

       (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (Commission File No. 1-14036);

       (c) Current Reports on Form 8-K dated January 25, 1996, March 15, 1996, April 23, 1996 and April 30, 1996 (Commission File No. 1-14036);

       (d) The description of Common Stock contained in the Company's Registration Statement No. 1-14036, filed on October 30, 1995, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and in the Company's Registration Statement on Form S-1 (Registration No. 33-96526), filed with the Securities and Exchange Commission, as amended, including a prospectus dated October 31, 1995 filed pursuant to Rule 424(b) which description is incorporated by reference in Registration Statement No. 1-14036.

       All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

  Item 4.   Description of Securities.

       Not Applicable.

  Item 5.   Interests of Named Experts and Counsel.

       Not Applicable.

  Item 6.   Indemnification of Directors and Officers.

       Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law") provides that a Delaware corporation may indemnify directors and officers and certain other individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) in which such person is involved because such person is a director or officer of the corporation, if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. No indemnification shall be made to an officer or director or other qualified individual if such person shall have been adjudged to be liable to the corporation unless such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation and only to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought, determines that despite the adjudication of liability such person is fairly and reasonably entitled to such indemnification. If such person is successful on the merits or otherwise in defense of any action, then
  Section 145 provides that such person shall be indemnified against expenses including attorneys' fees actually and reasonably incurred by that person in connection therewith. Section 102(b)(7) of the Delaware Corporation Law provides that the liability of a director may not be limited or eliminated for the breach of such director's duty of loyalty to the corporation or its stockholders, for such director's intentional acts or omissions not in good faith, for such director's concurrence in or vote for an unlawful payment of a dividend or unlawful stock purchase or redemption or for any improper personal benefit derived by the director from any transaction.

       The Company's certificate of incorporation provides that the directors and officers of the Company shall be indemnified to the maximum extent permitted by law against expenses incurred by such individuals in defending a civil or criminal action, suit or proceeding, and such expenses shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the Company as authorized by the Delaware Corporation Law. The foregoing right of indemnification and advancement of expenses is not exclusive of any other rights of indemnification and advancement of expenses to which any such individual may be entitled by bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company's bylaws provide that except as indicated in its certificate of incorporation, the Company may indemnify any director, officer, employee or agent of the Company against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed legal proceeding, other than an action by or in the right of the Company, in which such person is involved because such person is a director, officer, employee or agent of the Company if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The bylaws further provide that except as indicated in the certificate of incorporation, the Company may indemnify its directors, officers, employees or agents against expenses, including attorneys' fees, and amounts paid in settlement, actually and reasonably incurred by such person in connection with defense or settlement of any threatened, pending or completed action or suit by or in the right of the Company if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged liable to the Company unless the court in which the action or suit was brought determines that such person is fairly and reasonably entitled to such indemnification. If such individuals are successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the Company's bylaws or in the defense of any claim, issue or matter therein, such individuals shall be indemnified. Such expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding as authorized by the Company's board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it is ultimately determined that such person is entitled to be indemnified by the Company as authorized in the Company's bylaws. The foregoing indemnification is not exclusive of any other rights to which those seeking indemnification may be entitled under any agreement, vote of the stockholders or disinterested directors or otherwise, both as to the action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

       The Company maintains a policy of insurance under which the insurer will, subject to certain conditions, defend the directors and officers of the Company against and indemnify them from any liability incurred in their capacities as such.

  Item 7.   Exemption from Registration Claimed.

            Not applicable.

  Item 8.   Exhibits.

       The   Index  to  Exhibits  is  on  page  10  below.    All  exhibits
  incorporated by reference are incorporated pursuant to Rule 12b-32.

       (4) Instruments defining the rights of security holders, including indentures.

            Article FOURTH of the Company's Certificate of Incorporation, which is attached as Exhibit 3.1 to the Company's Registration Statement on Form S-1, File No. 33-96526, incorporated by reference as Exhibit 4.1 hereto.

            Registration Rights Agreement dated October 24, 1995 between the Company and Kansas City Southern Industries, Inc., which is attached as Exhibit 4.1 to the Company's Registration Statement on Form S-1, File No. 33-96526, incorporated by reference as Exhibit 4.2 hereto.

            Registration Rights Agreement dated October 31, 1995 between the Company and UMB Bank, N.A., as Trustee under the Employee Stock Ownership Plan (1995 Restatement) is attached hereto as
            Exhibit 4.3.

            Rights Agreement dated October 6, 1995 between the Company and State Street Bank and Trust Company, which is attached as
            Exhibit 4.4 to the Company's Registration Statement on Form S-1, File No. 33-96526, incorporated by reference as Exhibit 4.4 hereto.

       (5)  Opinion re legality.

            The  opinion   of  the  Registrant's  counsel, including its
            consent, is attached hereto as Exhibit 5.

       (15) Letter re unaudited interim financial information.

            Not applicable.

       (23) Consents of experts and counsel.

            The consent of the Registrant's independent accountants is attached hereto as Exhibit 23.1.

            The consent of the Registrant's counsel is included in the counsel's opinion attached hereto as Exhibit 5.

       (24) Power of attorney.

            The power of attorney from the directors and certain officers is set forth on the signature page.

       (28) Information from reports filed with state insurance regulatory authorities.

            Not applicable.

       (99) Additional exhibits.

            The DST Systems, Inc. 1995 Stock Option and Performance Award Plan, which is attached as Exhibit 10.3 to the Company's
            Registration Statement on Form S-1, File No. 33-96526, incorporated by reference as Exhibit 99 hereto.

  Item 9.   Undertakings.

  (a)  The undersigned registrant hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            PROVIDED, HOWEVER, That paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
  Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  Signatures

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on May 21, 1996.

                                          DST SYSTEMS, INC.
                                          Registrant



                                          By /s/ Thomas A. McDonnell
                                             President and Chief
                                             Executive Officer

                              POWER OF ATTORNEY

       Each person whose signature appears below hereby constitutes and appoints each of Thomas A. McDonnell, Robert C. Canfield and Kenneth V. Hager as such person's true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for and in such person's name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, each acting alone, or such person's substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


  Signature and Name                 Capacity                 Date

  /s/ Thomas A. McDonnell            President, Chief         May 21, 1996
  Thomas A. McDonnell                Executive Officer, Director
                                     (Principal Executive Officer)

  /s/ Kenneth V. Hager               Vice President, Chief    May 21, 1996
  Kenneth V. Hager                   Financial Officer and Treasurer
                                     (Principal Financial Officer)

  /s/ John J. Faucett                Controller               May 21, 1996
  John J. Faucett

  /s/ A. Edward Allinson             Director                 May 21, 1996
  A. Edward Allinson

  /s/ Michael G. Fitt                Director                 May 21, 1996
  Michael G. Fitt

  /s/ Thomas A. McCullough           Director                 May 21,  1996
  Thomas A. McCullough

  /s/ William C. Nelson              Director                 May 21, 1996
  William C. Nelson

  /s/ M. Jeannine Strandjord         Director                 May 21, 1996
  M. Jeannine Strandjord

  Index to Exhibits

                                                                   Sequential
  Exhibit   Document                                               P a g e
                                                                   Number

   4.1      Article FOURTH of the Company's Certificate of
            Incorporation, attached as Exhibit 3.1 to the Company's Registration Statement on Form S-1,
            File No. 33-96526 and incorporated herein by reference

   4.2 Registration Rights Agreement dated October 24, 1995 between the Company and Kansas City Southern
            Industries, Inc., attached as Exhibit 4.1 to the Company's Registration Statement on Form S-1,
            File No. 33-96526 and incorporated herein by reference

   4.3      Registration Rights Agreement dated October 31, 1995   11
            between the Company and UMB Bank, N.A., as
            Trustee under the Employee Stock Ownership Plan
            (1995 Restatement)

   4.4      Rights Agreement dated October 6, 1995 between the
            Company and State Street Bank and Trust Company, attached as Exhibit 4.4 to the Company's Registration
            Statement on Form S-1, File No. 33-96526 and incorporated herein by reference

   5        Opinion of Watson & Marshall L.C. (including           25
            consent)

  23.1      Consent of Price Waterhouse LLP                        28

  23.2      Consent of Watson & Marshall L.C. (included in
            Exhibit 5)

  24        Power of Attorney (included on signature page)

  99        DST Systems, Inc. 1995 Stock Option and Performance
            Award Plan, attached as Exhibit 10.3 to the Company's
            Registration Statement on Form S-1, File No. 33-96526 and incorporated herein by reference